EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

ADDERALL XR® - Shire Files Suit against Colony Pharmaceuticals, Inc., Actavis, Inc. and Actavis Group hf

Basingstoke, UK and Philadelphia, US - March 21, 2007 - Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that its subsidiary Shire LLC has filed a lawsuit in the U.S. District Court for the District of Maryland against Colony Pharmaceuticals, Inc., Actavis, Inc., and Actavis Group hf (collectively “Colony”) for infringement of Shire’s U.S. Patent Nos. 6,322,819, 6,605,300 and 6,913,768.

The lawsuit results from an ANDA (Abbreviated New Drug Application) filed by Colony for generic versions of 5 mg, 10 mg, 15 mg, 20 mg, 25 mg and 30 mg ADDERALL XR®, pursuant to which Colony provided notice in November 2004 that it would seek to market its generic products before the expiration of Shire’s patents. The lawsuit alleges that all of Colony’s generic strengths infringe the three patents in suit.

Adderall XR® is Shire’s Attention Deficit Hyperactivity Disorder (“ADHD”) medicine.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire

Registered in England 2883758 Registered Office as above

believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD) and SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD); Shire's ability to secure new products for commercialization and/or development; Shire’s planned acquisition of New River Pharmaceuticals announced February 20, 2007; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2005.

Registered in England 2883758 Registered Office as above